Exhibit 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Long Focus Capital Management, LLC, a Delaware single member limited liability company

Long Focus Capital Master, LTD., a Cayman Islands limited company

Condagua, LLC, a Delaware single member limited liability company

John B. Helmers, a United States citizen

A. Glenn Helmers, a United States citizen